Exhibit 99.1
Motorola Solutions Reports First-Quarter 2020 Financial Results

•Revenue of $1.7 billion, flat versus a year ago
•GAAP earnings per share (EPS) of $1.12, up 30%
•Non-GAAP EPS* of $1.49, up 16%
•Backlog of $10.4 billion, up $48 million versus a year ago, inclusive of $462 million of unfavorable currency rates
•Generated $308 million of operating cash flow, up 23%

CHICAGO – May. 7, 2020 – Motorola Solutions, Inc. (NYSE: MSI) today reported its earnings results for the first quarter of 2020. Click here for a printable news release and financial tables.

“In Q1, we generated strong earnings and cash flow with solid demand for video security and software & services," said Greg Brown, chairman and CEO of Motorola Solutions. "The mission critical nature of our solutions, coupled with our strong balance sheet provides us with a solid foundation to navigate this unprecedented and dynamic environment.”

KEY FINANCIAL RESULTS (presented in millions, except per share data and percentages)

	Q1 2020	Q1 2019	% Change
Sales	$1,655	$1,657	—%
GAAP
Operating Earnings	$259	$229	13%
% of Sales	15.6%	13.8%
EPS	$1.12	$0.86	30%
Non-GAAP*
Operating Earnings	$347	$315	10%
% of Sales	21.0%	19.0%
EPS	$1.49	$1.28	16%
Products and Systems Integration Segment
Sales	$993	$1,069	(7)%
GAAP Operating Earnings	$92	$108	(15)%
% of Sales	9.3%	10.1%
Non-GAAP Operating Earnings*	$123	$147	(16)%
% of Sales	12.4%	13.8%
Software and Services Segment
Sales	$662	$588	13%
GAAP Operating Earnings	$167	$121	38%
% of Sales	25.2%	20.6%
Non-GAAP Operating Earnings*	$224	$168	33%
% of Sales	33.8%	28.6%

*Non-GAAP financial information excludes the after-tax impact of approximately $0.37 per diluted share related to share-based compensation, intangible assets amortization expense and highlighted items. Details on these non-GAAP adjustments and the use of non-GAAP measures are included later in this news release.

OTHER SELECTED FINANCIAL RESULTS

•Revenue - Sales were $1.7 billion, flat from the year-ago quarter with North America up 4% offset by a 7% decline in International. Revenue from acquisitions was $48 million, and currency headwinds were $7 million in the quarter. The Products and Systems Integration segment declined 7% primarily due to lower sales of professional and commercial radio (PCR) products, partially offset by growth in video security. The Software and Services segment grew 13%, driven by growth in command center software and services.
•Operating margin - GAAP operating margin was 15.6% of sales, up from 13.8% in the year-ago quarter. Non-GAAP operating margin was 21.0% of sales, up from 19.0% in the year-ago quarter. The improvement in both GAAP and non-GAAP was driven by gross margin expansion in the Software and Services segment.
•Taxes - The GAAP effective tax rate was 12%, compared with 18% in the year-ago quarter. The non-GAAP effective tax rate was 15% compared with 20% in the year-ago quarter. Both the GAAP and non-GAAP tax rates were lower in the current quarter primarily due to higher excess tax benefits on share-based compensation.
•Cash flow - Operating cash flow was $308 million, compared with $251 million in the year-ago quarter. Free cash flow was $260 million, compared with $185 million in the year-ago quarter. Cash flow for the quarter increased year over year primarily due to improved working capital.
•Liquidity - Due to the uncertainty around market liquidity as a result of the COVID-19 pandemic, the company drew down $800 million from its syndicated, unsecured revolving credit facility during the quarter. The company ended the quarter with $1.7 billion in cash and had $1.4 billion of additional committed undrawn capacity on the revolving credit facility. The company ended the quarter with $5.9 billion in debt, inclusive of the $800 million from the revolving credit facility, has no debt maturities in 2020 or 2021, absent the revolver, and has no expected pension contributions until 2023.
•Capital allocation - During the quarter, the company repurchased $253 million of common stock, paid $109 million in cash dividends, incurred $48 million of capital expenditures, and used $36 million for acquisitions.
•Backlog - The company ended the quarter with backlog of $10.4 billion, up $48 million from the year-ago quarter. Software and Services backlog was up 2% or $120 million, inclusive of $423 million of unfavorable currency rates. The growth was primarily driven by multi-year agreements in North America. Products and Systems Integration segment backlog was down 2% or $72 million, inclusive of $39 million of unfavorable currency adjustments. The decline was due to lower International backlog, partially offset by growth in North America.

NOTABLE WINS AND ACHIEVEMENTS

Software and Services
•$8 million P25 multi-year services contracts with Cleveland, Ohio
•$6 million P25 multi-year services contract with a customer in Latin America
•$4 million command center software suite contract with Brampton, Ontario
•$3 million command center software suite contract with Ft. Wayne, Indiana

Products and Systems Integration
•$28 million video security win with a large utility in the U.S.
•Over $50 million of sales into government across the video solutions portfolio
•$12 million P25 order from Dinwiddie County, Virginia
•$8 million TETRA order from Germany's Armed Forces

BUSINESS OUTLOOK
•Second-quarter 2020 - Motorola Solutions expects revenue decline of (17%) to (14%) compared with the second quarter of 2019. The company expects non-GAAP earnings per share in the range of $1.18 to $1.27. This assumes approximately $30 million of currency headwinds at current rates, approximately 175 million fully diluted shares, and an effective tax rate of 24% to 25%.
•Full-year 2020 - Motorola Solutions is withdrawing its full year guidance, due to uncertainty surrounding the COVID-19 pandemic.

COVID-19
In response to the evolving COVID-19 pandemic, the company has implemented preparedness plans to keep its employees and customers healthy and safe, as well as to ensure continued operations and business continuity. Safety measures during this outbreak include having office workers work remotely, suspending employee travel, withdrawing from certain industry events, increased cleaning, encouraging face coverings and using thermal scanning. The company has ensured customer continuity by fulfilling several emergency orders, completing remote software maintenance where possible, and the visitation by field workers to customer sites to keep mission-critical networks operating. Supply chain partners have been supportive and continue to do their part to ensure that service levels to the company and its customers remain solid. Additionally, the pandemic has impacted the company's professional commercial radio business and delayed engagement and deployments with some of its state and local customers in the near term which may impact future revenue. The company has also taken actions in a number of areas to reduce our operating expenses.

CONFERENCE CALL AND WEBCAST Motorola Solutions will host its quarterly conference call beginning at 4 p.m. U.S. Central Daylight Time (5 p.m. U.S. Eastern Daylight Time) on Thursday, May 7th. The conference call will be webcast live at www.motorolasolutions.com/investor.

CONSOLIDATED GAAP RESULTS (presented in millions, except per share data)
A comparison of results from operations is as follows:

	Q1 2020	Q1 2019
Net sales	$1,655	$1,657
Gross margin	787	773
Operating earnings	259	229
Amounts attributable to Motorola Solutions, Inc. common stockholders
Net earnings	197	151
Diluted EPS	$1.12	$0.86
Weighted average diluted common shares outstanding	175.9	174.6

HIGHLIGHTED ITEMS
The table below includes highlighted items, share-based compensation expenses and intangible amortization for the first quarter of 2020.

(per diluted common share)	Q1 2020

GAAP Earnings	$1.12
Highlighted Items:
Intangibles amortization expense	0.23
Share-based compensation expenses	0.17
Hytera-related legal expenses	0.11
Reorganization of business charges	0.08
Acquisition-related transaction fees	0.01
Legal settlements	0.01
Fair value adjustments to equity investments	(0.01)
Release of uncertain tax positions	(0.01)
Gain on sale of property, plant, and equipment	(0.22)

Non-GAAP Diluted EPS	$1.49

USE OF NON-GAAP FINANCIAL INFORMATION
In addition to the GAAP results included in this presentation, Motorola Solutions also has included non-GAAP measurements of results. The company has provided these non-GAAP measurements to help investors better understand its core operating performance, enhance comparisons of core operating performance from period to period and allow better comparisons of operating performance to its competitors. Among other things, management uses these operating results, excluding the identified items, to evaluate performance of the businesses and to evaluate results relative to certain incentive compensation targets. Management uses operating results excluding these items because it believes this measurement enables it to make better period-to-period evaluations of the financial performance of core business operations. The non-GAAP measurements are intended only as a supplement to the comparable GAAP measurements and the company compensates for the limitations inherent in the use of non-GAAP measurements by using GAAP measures in conjunction with the non-GAAP measurements. As a result, investors should consider these non-GAAP measurements in addition to, and not in substitution for or as superior to, measurements of financial performance prepared in accordance with generally accepted accounting principles.

Highlighted items: The company has excluded the effects of highlighted items including, but not limited to, acquisition-related transaction costs, tangible and intangible asset impairments, restructuring charges, certain non-cash pension adjustments, legal settlements and other contingencies, gains and losses on investments and businesses, Hytera-related legal expenses, and the income tax effects of significant tax matters, from its non-GAAP operating expenses and net income measurements because the company believes that these historical items do not reflect expected future operating earnings or expenses and do not contribute to a meaningful evaluation of the company's current operating performance or comparisons to the company's past operating performance. For the purposes of management's internal analysis over operating performance, the company uses financial statements that exclude highlighted items, as these charges do not contribute to a meaningful evaluation of the company's current operating performance or comparisons to the company's past operating performance.

Hytera-Related Legal Expenses: On February 14, 2020, we announced that a jury in the U.S. District Court for the Northern District of Illinois decided in our favor in our trade secret theft and copyright infringement case against Hytera Communications Corporation Limited of Shenzhen, China; Hytera

America, Inc.; and Hytera Communications America (West), Inc. (collectively, “Hytera”). In connection with this verdict, the jury awarded Motorola Solutions $345.8 million in compensatory damages and $418.8 million in punitive damages, for a total of $764.6 million. In the first quarter of 2020, we revised our definition of non-GAAP operating income to exclude the impact of Hytera-related legal expenses. The $25 million of Hytera-related legal expense incurred in the first quarter of 2020 reflects costs primarily associated with this jury trial. Hytera has filed a motion for a new trial, and given our inability to predict the timing and outcome of this motion, together with the uncertainty of our ability to ultimately collect amounts awarded, at this time we have not recognized in our financial statements any gain related to the Hytera litigation.

Management typically considers legal expenses associated with defending our intellectual property as “normal and recurring” and accordingly, Hytera-related legal expenses were included in both our GAAP and non-GAAP operating income for fiscal years 2017, 2018 and 2019. We anticipate further expenses associated with Hytera-related litigation; however, we believe that these expenses are no longer a part of the “normal and recurring” legal expenses incurred to operate our business. In addition, if any contingent or actual gain associated with the Hytera litigation is recognized in the future, it will be similarly excluded from our non-GAAP operating income. We believe after the jury award, the presentation of excluding both Hytera-related legal expenses and gains related to awards better aligns with how management evaluates our ongoing underlying business performance.

For comparative purposes, $10 million, or $0.05 of earnings per share, net of tax, of Hytera-related legal expense was included in our first quarter 2019 Non-GAAP operating earnings.

Share-based compensation expenses: The company has excluded share-based compensation expenses from its non-GAAP operating expenses and net income measurements. Although share-based compensation is a key incentive offered to the company’s employees and the company believes such compensation contributed to the revenue earned during the periods presented and also believes it will contribute to the generation of future period revenues, the company continues to evaluate its performance excluding share-based compensation expenses primarily because it represents a significant non-cash expense. Share-based compensation expenses will recur in future periods.

Intangible assets amortization expense: The company has excluded intangible assets amortization expense from its non-GAAP operating expenses and net earnings measurements, primarily because it represents a non-cash expense and because the company evaluates its performance excluding intangible assets amortization expense. Amortization of intangible assets is consistent in amount and frequency but is significantly affected by the timing and size of the company’s acquisitions. Investors should note that the use of intangible assets contributed to the company’s revenues earned during the periods presented and will contribute to the company’s future period revenues as well. Intangible assets amortization expense will recur in future periods.

Free cash flow: Free cash flow represents operating cash flow less capital expenditures. We believe that free cash flow is also useful to investors as the basis for comparing our performance and coverage ratios with other companies in our industries, although our measure of free cash flow may not be directly comparable to similar measures used by other companies.

Organic Revenue: Organic revenue reflects net sales calculated under GAAP excluding net sales from acquired business owned for less than four full quarters.  The company believes non-GAAP organic revenue growth provides useful information for evaluating the periodic growth of the business on a consistent basis and provides for a meaningful period-to-period comparison and analysis of trends in the business.

Details of the above items and reconciliations of the non-GAAP measurements to the corresponding GAAP measurements can be found at the end of this press release.

The company has not quantitatively reconciled its guidance for non-GAAP metrics to their most comparable GAAP measure because the company does not provide specific guidance for the various reconciling items as certain items that impact these measures have not occurred, are out of the company’s control, or cannot be reasonably predicted. Accordingly, a reconciliation to the most comparable GAAP financial metric is not available without unreasonable effort. Please note that the unavailable reconciling items could significantly impact the company’s results.

BUSINESS RISKS

This news release contains "forward-looking statements" within the meaning of applicable federal securities law. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. The company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent the company’s views only as of today and should not be relied upon as representing the company’s views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, but are not limited to, Motorola Solutions’ financial outlook for the second quarter 2020. Motorola Solutions cautions the reader that the risk factors below, as well as those on pages 10 through 22 in Item 1A of Motorola Solutions’ 2019 Annual Report on Form 10-K and in its other SEC filings available for free on the SEC’s website at www.sec.gov and on Motorola Solutions’ website at www.motorolasolutions.com, could cause Motorola Solutions’ actual results to differ materially from those estimated or predicted in the forward-looking statements. Many of these risks and uncertainties cannot be controlled by Motorola Solutions, and factors that may impact forward-looking statements include, but are not limited to: (1) the economic outlook for the government communications industry; (2) the impact of foreign currency fluctuations on the company; (3) the level of demand for the company's products; (4) the company's ability to refresh existing and introduce new products and technologies in a timely manner; (5) exposure under large systems and managed services contracts, including risks related to the fact that certain customers require that the company build, own and operate their systems, often over a multi-year period; (6) negative impact on the company's business from global economic and political conditions, which may include: (i) continued deferment or cancellation of purchase orders by customers; (ii) the inability of customers to obtain financing for purchases of the company's products; (iii) increased demand to provide vendor financing to customers; (iv) increased financial pressures on third-party dealers, distributors and retailers; (v) the viability of the company's suppliers that may no longer have access to necessary financing; (vi) counterparty failures negatively impacting the company’s financial position; (vii) changes in the value of investments held by the company's pension plan and other defined benefit plans, which could impact future required or voluntary pension contributions; (viii) the company’s ability to access the capital markets on acceptable terms and conditions; and (ix) the ongoing COVID-19 pandemic and governmental and societal responses thereto; (7) the impact of a security breach or other significant disruption in the company’s IT systems, those of its partners or suppliers or those it sells to or operates or maintains for its customers; (8) the outcome of ongoing and future tax matters; (9) the company's ability to purchase sufficient materials, parts and components to meet customer demand, particularly in light of global economic conditions and reductions in the company’s purchasing power; (10) risks related to dependence on certain key suppliers, subcontractors, third-party distributors and other representatives; (11) the impact on the company's performance and financial results from strategic acquisitions or divestitures; (12) risks related to the company's manufacturing and business operations in foreign countries; (13) the creditworthiness of the company's customers and distributors, particularly purchasers of large infrastructure systems; (14) the ownership of certain logos, trademarks, trade names and service marks including “MOTOROLA” by Motorola Mobility Holdings, Inc.; (15) variability in income received from licensing the company's intellectual property to others, as well as expenses incurred when the company licenses intellectual property from others; (16) unexpected liabilities or expenses, including unfavorable outcomes to any pending or future litigation or regulatory or similar proceedings; (17) the impact of the percentage of cash and cash equivalents held outside of the United States; (18) the ability of the company to pay future dividends due to possible adverse market conditions or adverse impacts on the company’s cash flow; (19) the ability of the company to complete acquisitions or repurchase shares under its repurchase program due to possible adverse market conditions or adverse impacts on the company’s cash flow; (20) the impact of changes in governmental policies, laws or regulations; (21) negative consequences from the company's use of third party vendors for various activities, including certain manufacturing operations, information technology and administrative functions; and (22) the company’s ability to settle the par value of its 1.75% senior convertible notes in cash. Motorola Solutions undertakes no obligation to publicly update any forward-looking statement or risk factor, whether as a result of new information, future events or otherwise

ABOUT MOTOROLA SOLUTIONS
Motorola Solutions is a global leader in mission-critical communications and analytics. Our technology platforms in mission-critical communications, command center software and video security & analytics, bolstered by managed & support services, make cities safer and help communities and businesses thrive. At Motorola Solutions, we are ushering in a new era in public safety and security. Learn more at www.motorolasolutions.com.

MEDIA CONTACT
Alexandra Reynolds
Motorola Solutions
+1 312-965-3968
alexandra.reynolds@motorolasolutions.com

INVESTOR CONTACT
Tim Yocum
Motorola Solutions
+1 847-576-6899
Tim.Yocum@motorolasolutions.com

MOTOROLA, MOTOROLA SOLUTIONS and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license. All other trademarks are the property of their respective owners. ©2020 Motorola Solutions, Inc. All rights reserved.

GAAP-1
Motorola Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share amounts)

	Three Months Ended
	March 28, 2020	March 30, 2019
Net sales from products	$884	$945
Net sales from services	771	712
Net sales	1,655	1,657
Costs of products sales	397	444
Costs of services sales	471	440
Costs of sales	868	884
Gross margin	787	773
Selling, general and administrative expenses	341	327
Research and development expenditures	168	162
Other charges (income)	(34)	5
Intangibles amortization	53	50
Operating earnings	259	229
Other income (expense):
Interest expense, net	(52)	(55)
Gains on sales of investments and businesses, net	—	1
Other, net	17	10
Total other expense	(35)	(44)
Net earnings before income taxes	224	185
Income tax expense	26	33
Net earnings	198	152
Less: Earnings attributable to non-controlling interests	1	1
Net earnings attributable to Motorola Solutions, Inc.	$197	$151
Earnings per common share:
Basic	$1.15	$0.92
Diluted	$1.12	$0.86
Weighted average common shares outstanding:
Basic	170.6	164.0
Diluted	175.9	174.6

	Percentage of Net Sales*
Net sales from products	53.4%	57.0%
Net sales from services	46.6%	43.0%
Net sales	100.0%	100.0%
Costs of products sales	44.9%	47.0%
Costs of services sales	61.1%	61.8%
Costs of sales	52.4%	53.3%
Gross margin	47.6%	46.7%
Selling, general and administrative expenses	20.6%	19.7%
Research and development expenditures	10.2%	9.8%
Other charges (income)	(2.1)%	0.3%
Intangibles amortization	3.2%	3.0%
Operating earnings	15.6%	13.8%
Other income (expense):
Interest expense, net	(3.1)%	(3.3)%
Gains on sales of investments and businesses, net	—%	—%
Other, net	1.0%	0.6%
Total other expense	(2.1)%	(2.7)%
Net earnings before income taxes	13.5%	11.2%
Income tax expense	1.6%	2.0%
Net earnings	12.0%	9.2%
Less: Earnings attributable to non-controlling interests	0.1%	—%
Net earnings attributable to Motorola Solutions, Inc.	11.9%	9.1%
* Percentages may not add up due to rounding

GAAP-2
Motorola Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	March 28, 2020	December 31, 2019
Assets
Cash and cash equivalents	$1,672	$1,001
Accounts receivable, net	1,122	1,412
Contract assets	958	1,046
Inventories, net	442	447
Other current assets	287	272
Total current assets	4,481	4,178
Property, plant and equipment, net	932	992
Operating lease assets	521	554
Investments	154	159
Deferred income taxes	918	943
Goodwill	2,075	2,067
Intangible assets, net	1,242	1,327
Other assets	393	422
Total assets	$10,716	$10,642
Liabilities and Stockholders' Equity (Deficit)
Current portion of long-term debt	$814	$16
Accounts payable	531	618
Contract liabilities	1,278	1,449
Accrued liabilities	1,256	1,356
Total current liabilities	3,879	3,439

Long-term debt	5,111	5,113
Operating lease liabilities	458	497
Other liabilities	2,198	2,276

Total Motorola Solutions, Inc. stockholders’ equity (deficit)	(948)	(700)

Non-controlling interests	18	17
Total liabilities and stockholders’ equity (deficit)	$10,716	$10,642

GAAP-3
Motorola Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)

	Three Months Ended
	March 28, 2020	March 30, 2019
Operating
Net earnings attributable to Motorola Solutions, Inc.	$197	$151
Earnings attributable to non-controlling interests	1	1
Net earnings	198	152
Adjustments to reconcile Net earnings to Net cash provided by operating activities:
Depreciation and amortization	99	95
Non-cash other charges	(51)	10
Share-based compensation expenses	38	27
Gain on sales of investments and businesses, net	—	(1)
Changes in assets and liabilities, net of effects of acquisitions, dispositions, and foreign currency translation adjustments:
Accounts receivable	275	168
Inventories	2	(63)
Other current assets and contract assets	48	136
Accounts payable, accrued liabilities, and contract liabilities	(301)	(261)
Other assets and liabilities	(4)	(6)
Deferred income taxes	4	(6)
Net cash provided by operating activities	308	251
Investing
Acquisitions and investments, net	(36)	(368)
Proceeds from sales of investments and businesses, net	2	2
Capital expenditures	(48)	(66)
Proceeds from sales of property, plant and equipment	56	—
Net cash used for investing activities	(26)	(432)
Financing
Repayments of debt	(4)	(8)
Net proceeds from revolver draw	800	—
Issuances of common stock	5	45
Purchases of common stock	(253)	(145)
Payments of dividends	(109)	(93)
Net cash provided by (used for) financing activities	439	(201)
Effect of exchange rate changes on total cash and cash equivalents	(50)	22
Net increase (decrease) in total cash and cash equivalents	671	(360)
Cash and cash equivalents, beginning of period	1,001	1,257
Cash and cash equivalents, end of period	$1,672	$897
Financial Ratios:
Free cash flow*	$260	$185
*Free cash flow = Net cash provided by operating activities - Capital expenditures

GAAP-4
Motorola Solutions, Inc. and Subsidiaries
Segment Information
(In millions)

Net Sales
	Three Months Ended
	March 28, 2020	March 30, 2019	% Change
Products and Systems Integration	$993	$1,069	(7)%
Software and Services	662	588	13%
Total Motorola Solutions	$1,655	$1,657	—%

Operating Earnings
	Three Months Ended
	March 28, 2020	March 30, 2019	% Change
Products and Systems Integration	$92	$108	(15)%
Software and Services	167	121	38%
Total Motorola Solutions	$259	$229	13%

Operating Earnings %
	Three Months Ended
	March 28, 2020	March 30, 2019
Products and Systems Integration	9.3%	10.1%
Software and Services	25.2%	20.6%
Total Motorola Solutions	15.6%	13.8%

Non-GAAP-1
Motorola Solutions, Inc. and Subsidiaries
Non-GAAP Adjustments (Intangibles Amortization Expenses, Share-Based Compensation Expenses, and Highlighted Items)
(In millions)

Q1 2020
Non-GAAP Adjustments	Statement Line	PBT (Inc)/Exp	Tax Inc/(Exp)	PAT (Inc)/Exp	EPS impact
Intangibles amortization expense	Intangibles amortization	$53	$13	$40	$0.23
Share-based compensation expenses	Cost of sales, SG&A and R&D	38	9	29	0.17
Hytera-related legal expenses	SG&A	25	6	19	0.11
Reorganization of business charges	Cost of sales and Other charges (income)	18	4	14	0.08
Acquisition-related transaction fees	Other charges (income)	2	—	2	0.01
Legal settlements	Other charges (income)	2	—	2	0.01
Fair value adjustments to equity investments	Other expense	(1)	—	(1)	(0.01)
Release of uncertain tax positions	Other income, Income tax expense	—	1	(1)	(0.01)
Gain on sale of property, plant, and equipment	Other charges (income)	(50)	(12)	(38)	(0.22)
Total impact on Net earnings		$87	$21	$66	$0.37

Non-GAAP-2
Motorola Solutions, Inc. and Subsidiaries
Non-GAAP Segment Information
(In millions)

Net Sales
	Three Months Ended
	March 28, 2020	March 30, 2019	% Change
Products and Systems Integration	$993	$1,069	(7)%
Software and Services	662	588	13%
Total Motorola Solutions	$1,655	$1,657	—%

Non-GAAP Operating Earnings
	Three Months Ended
	March 28, 2020	March 30, 2019	% Change
Products and Systems Integration	$123	$147	(16)%
Software and Services	224	168	33%
Total Motorola Solutions	$347	$315	10%

Non-GAAP Operating Earnings %
	Three Months Ended
	March 28, 2020	March 30, 2019
Products and Systems Integration	12.4%	13.8%
Software and Services	33.8%	28.6%
Total Motorola Solutions	21.0%	19.0%

Non-GAAP-3
Motorola Solutions, Inc. and Subsidiaries
Operating Earnings after Non-GAAP Adjustments
(In millions)

Q1 2020
	TOTAL	Products and Systems Integration	Software and Services
Net sales	$1,655	$993	$662
Operating earnings ("OE")	$259	$92	$167
Above-OE non-GAAP adjustments:
Intangibles amortization expense	53	12	41
Share-based compensation expenses	38	27	11
Hytera-related legal expenses	25	25	—
Reorganization of business charges	18	14	4
Acquisition-related transaction fees	2	1	1
Legal settlements	2	2	—
Gain on sale of property, plant, and equipment	(50)	(50)	—
Total above-OE non-GAAP adjustments	88	31	57
Operating earnings after non-GAAP adjustments	$347	$123	$224

Operating earnings as a percentage of net sales - GAAP	15.6%	9.3%	25.2%
Operating earnings as a percentage of net sales - after non-GAAP adjustments	21.0%	12.4%	33.8%

Non-GAAP-4
Motorola Solutions, Inc. and Subsidiaries
Non-GAAP Organic Revenue
(In millions)

Total Motorola Solutions
	Three Months Ended
	March 28, 2020	March 30, 2019	% Change
Net sales	$1,655	$1,657	—%
Non-GAAP adjustments:
Sales from acquisitions	51	3
Organic revenue	$1,604	$1,654	(3)%